Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of January 20, 2023, is made and entered into by and among HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Effective Time) (“SPAC”), Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SPAC (“Merger Sub”), and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticated as a Delaware corporation prior to the Effective Time) (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

(A)                WHEREAS, SPAC, Merger Sub and Company are parties to that certain Business Combination Agreement, dated as of October 14, 2022 (the “Merger Agreement”);

(B)                 WHEREAS, Section 9.11 of the Merger Agreement provides that the Merger Agreement may not be modified or amended except by written agreement executed and delivered by the duly authorized officers of each of the respective parties to the Merger Agreement; and

(C)                WHEREAS, SPAC, Merger Sub and Company desire to amend the Merger Agreement pursuant to Section 9.11 thereof as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, SPAC, Merger Sub and Company hereby agree as follows:

1.	AMENDMENTS TO THE MERGER AGREEMENT

(a)           Effective as of the date of this Amendment, the following definition is hereby added to Section 1.01 of the Merger Agreement in applicable alphabetical order:

(i)	“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or any successor thereto.

(b)           Effective as of the date of this Amendment, the following provisions of the Merger Agreement are hereby amended by replacing each instance of “NYSE” with the phrase “NYSE or Nasdaq”:

(i)	Section 6.12(a);

(ii)	Section 7.1(h); and

(iii)	Section 7.2(d).

(c)           Effective as of the date of this Amendment, Section 6.16 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.16      NYSE or Nasdaq Listing. From the date hereof through the Effective Time, SPAC shall ensure SPAC remains listed as a public company on, and for the SPAC Class A Ordinary Shares and the SPAC Warrants to be tradable over, NYSE. Prior to the Closing Date, SPAC shall prepare and submit to NYSE or Nasdaq an initial listing application, if required under NYSE or Nasdaq rules, as applicable, in connection with the transactions contemplated by this Agreement and covering the shares of Domesticated SPAC Common Stock issuable in accordance with this Agreement, including the Merger and the SPAC Domestication, and shall obtain approval for the listing on NYSE or Nasdaq of such shares of Domesticated SPAC Common Stock and the Company shall reasonably cooperate with SPAC with respect to such listing.”

2.                   Certain Representations. The representations and warranties (i) of the Company set forth in Section 4.3 (Due Authorization) and Section 4.4 (No Conflict) of the Merger Agreement, and (ii) of SPAC and Merger Sub set forth in Section 5.2 (Due Authorization) and Section 5.3 (No Conflict) of the Merger Agreement, are in each case hereby repeated by the Company and SPAC and Merger Sub, respectively, as if made as of the date hereof.

3.                   NO FURTHER AMENDMENT; EFFECT OF AMENDMENT. This Amendment shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as expressly and specifically amended hereby, the Merger Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Merger Agreement are and shall remain in full force and effect in accordance with its terms, and all references to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement shall hereafter refer to the Merger Agreement as amended by this Amendment, and as it may hereafter be further amended or restated.

4.                   REFERENCES TO THE MERGER AGREEMENT. Once this Amendment becomes effective, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of similar import shall continue to mean October 14, 2022).

5.                   COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Amendment may be executed by electronic transmission, each of which shall be deemed an original.

6.                   HEADINGS. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

7.                   GOVERNING LAW. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties listed below, by their duly authorized representatives, have executed this Amendment as of the date first written above.

HH&L ACQUISITION CO.

By:	/s/ Richard Qi Li
Name:	Richard Qi Li
Title:	Chief Executive Officer and Director

DIAMOND MERGER SUB INC.

By:	/s/ Richard Qi Li
Name:	Richard Qi Li
Title:	Director

DIACARTA, LTD.

By:	/s/ Aiguo Zhang
Name:	Aiguo Zhang
Title:	Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]